                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      BANK OF NEW HAMPSHIRE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      BANK OF NEW HAMPSHIRE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                [LOGO OF BANK OF NEW HAMPSHIRE APPEARS HERE]
                             BANK OF NEW HAMPSHIRE
                                  CORPORATION



                                   NOTICE OF

                              1994 ANNUAL MEETING

                                OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                [LOGO OF BANK OF NEW HAMPSHIRE APPEARS HERE]
                             BANK OF NEW HAMPSHIRE
                                  CORPORATION

                                                                  March 24, 1994

Dear Shareholder:

  The 1994 Annual Meeting of Shareholders will be held on Wednesday, April 27, 1994 at 11:00 A.M. at the Manchester Country Club, Manchester, New Hampshire.

  The notice of meeting and proxy statement which follow describe the business to be conducted at the meeting. Our Annual Report for 1993 accompanies the notice of meeting and proxy statement.

  I hope you will be able to attend the meeting in person. Your vote is very important. If you cannot attend the meeting, please promptly return your completed proxy card in the envelope provided.

  I look forward to seeing you.

                                          Sincerely,

                                          [SIGNATURE OF DAVIS P. THURBER
                                                   APPEARS HERE]

                                          Davis P. Thurber
                                          Chairman of the Board and President

                [LOGO OF BANK OF NEW HAMPSHIRE APPEARS HERE]
                             BANK OF NEW HAMPSHIRE
                                  CORPORATION

                              300 FRANKLIN STREET
                        MANCHESTER, NEW HAMPSHIRE 03105

                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
 Bank of New Hampshire Corporation:

  The 1994 Annual Meeting of Shareholders of Bank of New Hampshire Corporation will be held on Wednesday, April 27, 1994, at 11:00 a.m., local time, at the Manchester Country Club, South River Road, Manchester, New Hampshire, for the following purposes:

    1. To fix the number of directors at seventeen;

    2. To elect seventeen directors to serve, each for a one year term;

    3. To ratify the re-engagement of Ernst & Young, as independent auditors for the Company for the year ending December 31, 1994; and

    4. To transact such other business as may properly be brought before the meeting, including matters incident to the conduct of the meeting, and at any adjournment, continuation or postponement thereof.

  Shareholders of record at the close of business on March 11, 1994, are entitled to notice of and to vote at the meeting and at any adjournment, continuation or postponement thereof.

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

  PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. FURNISHING THIS PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE THIS PROXY OR TO VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.

                                          By Order of the Board of Directors


March 24, 1994                            Robert B. Field, Jr.
                                          Secretary

                       BANK OF NEW HAMPSHIRE CORPORATION
                              300 FRANKLIN STREET
                        MANCHESTER, NEW HAMPSHIRE 03105
                                 (603) 624-6600

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of Bank of New Hampshire Corporation (the "Company") for use at the 1994 Annual Meeting of Shareholders to be held on Wednesday, April 27, 1994, at 11:00 a.m., local time, at the Manchester Country Club, South River Road, Manchester, New Hampshire, and at any adjournment, continuation or postponement thereof (the "Meeting"). This Proxy Statement and the enclosed proxy cards will be first mailed to shareholders on or about March 24, 1994. The Company's Board of Directors (the "Board") has fixed the close of business on March 11, 1994, as the Record Date, for determining the shareholders entitled to notice of, and to vote at, the Meeting. On the Record Date 4,066,943 shares of the Company's common stock were outstanding and entitled to vote. These shares of common stock are the only voting securities of the Company. A copy of the Company's Annual Report for the year ended December 31, 1993 is also enclosed.

  The Company will bear the cost of soliciting proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals. In addition to solicitation of proxies by mail, certain officers and employees of the Company may solicit in person or by telephone without compensation other than reimbursement for their actual expenses. Valid proxies may be transmitted by any means which results in or produces a written or printed document or facsimile thereof.

                               VOTING OF PROXIES

  Each share of common stock is entitled to one vote on all proposals other than the election of directors. The shares represented by proxies will be voted as instructed on the valid proxies, and, in the absence of instructions, proxies will be voted in accordance with the recommendations of the Board. The Board recommends a vote FOR proposals 1. To fix the number of directors at seventeen; 2. To elect seventeen directors to serve, each for a one year term; and 3. To ratify the re-engagement of Ernst & Young, as independent auditors for the Company for the year ending December 31, 1994. Proxies may be revoked, at any time before they are voted, by written notice to the Company, by executing a later dated proxy, or in person at the Meeting.

  The presence, in person, or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, shall be necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will not be counted as votes cast but will be considered as present for quorum purposes. If a quorum exists, the approval of any proposal being submitted to the shareholders for a vote, other than the election of directors, requires that the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. If the votes required to act upon the aforementioned proposals are not obtained, the named Proxies intend to adjourn the Meeting.

  IN THE ELECTION OF DIRECTORS, SUCH SHARES OF COMMON STOCK HAVE CUMULATIVE VOTING RIGHTS. CUMULATIVE VOTING ENABLES EACH SHAREHOLDER TO GIVE ONE NOMINEE FOR DIRECTOR AS MANY VOTES AS IS EQUAL TO THE NUMBER OF DIRECTORS TO BE ELECTED MULTIPLIED BY THE NUMBER OF SHARES THE SHAREHOLDER MAY VOTE, OR TO DISTRIBUTE HIS VOTES ON THE SAME PRINCIPLE AMONG TWO OR MORE NOMINEES AS HE SEES FIT. ACCORDINGLY, EACH SHARE WILL BE ENTITLED TO SEVENTEEN VOTES ON A CUMULATIVE BASIS IN VOTING FOR DIRECTORS SHOULD CUMULATIVE VOTING BE REQUESTED BY ANY SHAREHOLDER AT THE MEETING.

                             PRINCIPAL SHAREHOLDERS

  The following Table lists persons known to the Company to constitute a group within the meaning of SEC Rule 13d-5(b)(1) of the Securities and Exchange Act of 1934 for the purpose of acting together to vote their beneficially owned shares.

                                           NUMBER OF SHARES PERCENTAGE OF COMMON
NAME AND ADDRESS                           OF COMMON STOCK   STOCK OUTSTANDING
- ----------------                           ---------------- --------------------
Sidney Thurber Cox (1)....................     173,680              4.27%
 241 Clinton Street
 Watertown, New York 13601
Davis P. Thurber (1)......................     169,051              4.16
 25 Swart Terrace
 Nashua, New Hampshire 03060
Constance T. Prudden (1)..................     100,037              2.46
 1 Button Cove Road
 Hingham, Massachusetts 02043
Shelley D. Thurber (3)....................      40,280               .99
 109 Kingston Street
 Boston, Massachusetts 02111
Steven A. Thurber (2)(3)..................      38,480               .95
 39-A Manchester Street
 Nashua, New Hampshire 03060
George Frederick Thurber (3)..............      46,920              1.15
 227 Summit Avenue
 Brookline, Massachusetts 02146
Matthew T. Thurber (3)....................      46,920              1.15
 1 Carey Road
 Revere, Massachusetts 02151
                                               -------             -----
  Group Total.............................     615,368             15.13%
                                               =======             =====

- --------
  (1) See "Securities of the Company owned by Directors and Executive Officers" and related footnotes on page 7.

  (2) Mr. Thurber disclaims a beneficial interest in 200 shares held as custodian for his minor child.

  (3) Includes 2,200 shares held in the Shirley A. Thurber Trust.

  FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, an investment management company, filed a Schedule 13G dated February 11, 1994, with the Securities and Exchange Commission (the "SEC") stating that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment advisor is the beneficial owner, as of February 11, 1994, of 226,500 shares, or 5.61%, of the common stock of the Company, outstanding on such date, as a result of acting as investment adviser to several investment companies. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp. and owner of 34% of the outstanding voting common stock of FMR Corp., has the sole power to vote or direct the voting of the 226,500 shares owned directly by the Fidelity Funds (the "Funds"), which power resides with the Fund's Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund's Boards of Trustees. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 226,500 shares owned by the Funds.

  The Company knows of no other person who beneficially owned five percent or more of the Company's outstanding common stock as of the Record Date.

                         FIXING THE NUMBER OF DIRECTORS

  The Company's bylaws provide for a Board of Directors of not less than five nor more than twenty-five directors, the number to be set initially by the incorporators and thereafter from time to time by the shareholders. The Board, in accordance with the general authority to add directors as provided in the Company's bylaws, may in any calendar year increase the number of directors by no more than two and appoint qualified persons to fill any vacancies until the next annual meeting of shareholders. At present, the number of directors is seventeen. The Board recommends a vote FOR fixing the number of directors at seventeen for the ensuing year.

                             ELECTION OF DIRECTORS

  The Board has designated as nominees the seventeen individuals elected as a director at the 1993 Annual Meeting of Shareholders and presently serving on the Board. All nominees have indicated, in writing, both their willingness to be nominated and to serve as directors, if elected. Subject to the removal provisions in the Company's bylaws, each director will be elected to hold office until the 1995 Annual Meeting of Shareholders and until a successor is elected and qualified. Shareholders may instruct the Proxies to vote for all nominees listed, to withhold authority to vote for all nominees listed or to withhold authority to vote for any individual nominee(s) listed. The Board recommends a vote FOR all nominees listed.

  The Proxies will vote the shares of common stock represented thereby at the Meeting to effect the election of all nominees. However, if at the Meeting, any shareholder or group of shareholders requests cumulative voting in an attempt to elect a director who is not a nominee of the Board, the Proxies will vote the shares represented thereby at the Meeting to effect the election of as many of the nominees proposed herein for director as in the judgment of the Proxies may be elected under the provision of cumulative voting. Should any nominee(s) become unavailable or unwilling to accept nomination and election, which is not anticipated, it is intended that the Proxies will vote for the election of such substitute nominee(s) as the Nominating Committee of the Board may suggest.

INFORMATION ABOUT THE BOARD OF DIRECTORS OF THE COMPANY

  The Board of Directors has the overall responsibility for the conduct of the business of the Company. Of the present seventeen directors, fourteen are outside directors and three are executive officers of the Company.

  The following sets forth certain information concerning the nominees for election as directors, including the name and age of each nominee, the principal occupation of each nominee, and the year in which each nominee first became a director of the Company. Terms of service as a director of the Company are stated in a manner which includes service as a director with a predecessor of the Bank of New Hampshire (the "Bank"), Bank of New Hampshire, National Association and its predecessors. The following information is based upon information furnished by directors and officers of the Company as of the Record Date.

  Robert L. Bailey, age 72, has been a director since 1985. He has been retired for two years and for the three years prior thereto, he served as President and Chief Executive Officer of Bank of New Hampshire, National Association. Mr. Bailey also served as President and Chief Executive Officer of Strafford National Bank.

  Robert P. Bass, Jr., age 70, has been a director since 1960, except for an eleven year period ending in 1981. He has been retired for two years and for the three year period prior thereto he served as director and shareholder of the law firm of Cleveland, Waters and Bass, P.A.. For the past two years he has been of counsel to said firm, which firm is counsel to the Bank's Trust and Investment Services Division and performs other legal services for the Bank. He is also a director of Bird Incorporated.

  Arthur E. Comolli, DMD, age 61, has been a director since 1981. His principal occupation during the past five years is as a practitioner of general dentistry.

  Raymond G. Cote, age 64, has been a director since 1982. He has been retired for three years, and, for the two years prior thereto, he was President of Harvey Construction Co., Inc.

  Sidney Thurber Cox, age 71, has been a director since 1979. Mr. Cox has been retired for more than five years. He is an Underwriting Member at Lloyd's of London.

  Raymond J. Creteau, age 67, has been a director since 1981. He has been retired for three years, and, for the two years prior thereto, was President and General Manager of Riverside Millwork Co., Inc.

  Robert B. Field, Jr., age 51, has been a director since 1981. His principal occupation during the past five years is as a director and member of the law firm of Sheehan, Phinney, Bass + Green, Professional Association, which serves as general counsel to the Company and the Bank. Mr. Field is also Secretary of the Company. He is an Underwriting Member at Lloyd's of London.

  Morton E. Goulder, age 73, has been a director since 1981. His principal occupation during the past five years is as President of M.E. Goulder Enterprises, Inc. (personal investments and business consulting). Prior thereto Mr. Goulder served as a Deputy Assistant Secretary of Defense. He is a Director of Computer Devices, Inc.. He is an Underwriting Member at Lloyd's of London.

  Philip deG. Labombarde, age 73, has been a director since 1964. He has been retired since 1984. Prior thereto he was Senior Vice President, The International Paper Box Machine Company.

  Floyd A. Lamb, age 73, has been a director since 1981. He has been retired since 1981. Prior thereto he was Senior Vice President, John Hancock Mutual Life Insurance Company and Chief Executive Officer, John Hancock Advisors, Inc.

  Daniel R.W. Murdock, age 81, has been a director since 1962. He has been retired since 1977. Prior thereto he was Executive Vice President of Bank of New Hampshire, National Association.

  Constance T. Prudden, age 73, has been a director since 1981. She has been retired since 1988. Prior thereto she was Treasurer of Prudden and Son, Inc.

  Joseph G. Sakey, age 68, has been a director since 1981. He has been retired for one year, and for the four years prior thereto his principal occupation was Director of Libraries and Communications, City of Cambridge, Massachusetts.

  Paul R. Shea, age 61, has been a director since 1989. His principal occupation for the past five years is as Executive Vice President and Senior Vice President of the Company. Mr. Shea is also the President and Chief Executive Officer of the Bank.

  Davis P. Thurber, age 68, has been a director since 1949. His principal occupation for the past five years is as Chairman of the Board of Directors and President of the Company. Mr. Thurber is also Chairman of the Board of the Bank. He is a director of Pennichuck Corporation and EnergyNorth, Inc.

  George R. Walker, age 79, has been a director since 1961, except for a 2 year period ending in 1981. His principal occupation for the past five years was as Chairman of Concord Group Insurance Companies, from which position he retired in 1991, and he is currently serving as Senior Vice President/Counsel to that group.

  Richard S. West, age 68, has been a director since 1981. His principal occupation for the past three years is as Chairman of the Board of Parker & West Management, Inc., American Syndicate Advisors, Inc., and West Capital Corp. Prior thereto, he was President of such entities for a period of more than two years. Mr. West is a registered investment advisor, and an Underwriting Member at Lloyd's of London.

INFORMATION CONCERNING COMMITTEES OF THE BOARD OF DIRECTORS

  The Board annually appoints four permanent Committees consisting of an Executive Committee, an Examining (Audit) Committee, an Executive Compensation Committee, and, a Nominating Committee. In addition to such Committees, the Board created a Special Committee for Mergers and Acquisitions in 1983 and a Special Committee for Dividend Policy in 1985. With the exception of Directors Thurber, Field and Shea, no directors serving on such Committees are executive officers.

  The Executive Committee consists of Directors Thurber (Chairman), Field, Labombarde, Murdock and Shea. The Committee is charged with exercising all of the authority of the Board, as may be required, between meetings of the directors except as limited by resolution of the Board, the bylaws, or general corporate statutes. The Committee did not meet in 1993.

  The Examining (Audit) Committee consists of Directors Murdock (Chairman), Comolli, Cote, Cox, Lamb and Walker. Its function is to review the scope of internal auditing, to recommend selection of and to oversee the performance of the Company's independent auditors, and to review reports received from or filed with regulatory agencies. The Committee met on five occasions during 1993.

  The Executive Compensation Committee consists of Directors West (Chairman), Creteau, and Sakey. It performs a general oversight function in connection with personnel matters including the review and recommendation of salaries for senior personnel and other compensation matters as may, from time to time, be requested by the Board. The Committee met on seven occasions during 1993.

  The Nominating Committee consists of Directors Thurber, (Chairman, ex officio with vote), Bass, Goulder and Prudden. The Committee is charged with the responsibility of conducting continuing studies of the size and composition of the Board, and, from time to time, identifying and recommending persons suitable for service as a director. The Committee met on one occasion in 1993.

  The Special Committee for Mergers and Acquisitions consists of Directors Thurber (Chairman), Bailey, Field, Labombarde, Murdock and Shea. The Committee is charged with the responsibility of evaluating and recommending the engagement of financial advisors to the Company and evaluating and overseeing the negotiation of merger opportunities as presented from time to time by management. The Committee did not meet in 1993.

  The Special Committee for Dividend Policy consists of Directors Thurber (Chairman), Bailey, Goulder, Lamb and Prudden. The Committee is charged with the responsibility of evaluating and making recommendations from time to time to the Board as to an appropriate dividend policy for the Company. The Committee met as a committee of the whole with the entire Board on three occasions and on one occasion in independent session during 1993.

  There were twelve regular meetings, including the Organizational meeting, of the Board in 1993. All directors, except Director Walker who attended seventy-one percent of his possible aggregate meetings, attended at least seventy-five percent of the aggregate number of meetings of the Board and all Committees of the Board on which they served.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

  Since 1981, the Executive Compensation Committee has been composed of Directors West (Chairman), Creteau, and Sakey, three independent non-employee directors. The Committee is not aware of any interlocks and/or any reportable insider participation in compensation decisions during 1993.

COMPENSATION OF DIRECTORS

  Directors receive an annual retainer of $5,000, plus $350 for attendance at each Board meeting. However, annual retainers and meeting fees are not paid to directors employed by the Company. Members of the Executive Committee and the Examining (Audit) Committee receive an annual fee of $1,000, plus $100 per meeting, and members of the remaining committees receive $200 per meeting.

  Several directors also serve as directors of the Bank, and receive $100 per meeting for such service. Director Cote, Chairman of both the Bank's Compliance Committee and Investment Committee receives a fee of $2,000 per year, Director Bass, Chairman of the Bank's Trust and Investment Services Committee receives a fee of $3,000 per year and Director Lamb, Chairman of the Bank's Investment Sub-Committee of the Trust and Investment Services Committee receives a fee of $1,000 per year. Directors Bailey, Goulder and Lamb each receive a fee of $1,000 per year as members of the Bank's Trust and Investment Services Committee. Director Creteau receives a fee of $2,000 per year as a member of both the Bank's Investment Committee and Compliance Committee. Bank committee members also receive attendance fees ranging from $100 to $200 per meeting.

  Director meeting fees have been frozen since 1990. Directors are accorded the privilege of utilizing, on a space available basis, conference space in the offices of the Bank. Management is unable to assign a value to such benefit. Further, all directors are eligible to participate in several group insurance programs maintained by the Company for the general benefit of all employees who elect to participate in such programs. Such participation, when elected by a director, is at the sole personal expense of each such director.

SECURITIES OF THE COMPANY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following Table sets forth the number of shares and percentage of the Company's common stock beneficially owned by each nominee for director and all directors and executive officers of the Company as a group as of the Record Date. Each beneficial owner listed has sole investment and voting power with respect to the shares indicated unless otherwise noted.

                                           NUMBER OF SHARES PERCENTAGE OF COMMON
                NOMINEES                   OF COMMON STOCK  STOCK OUTSTANDING(7)
                --------                   ---------------- --------------------
Robert L. Bailey.........................       17,074                 *
Robert P. Bass, Jr.(1)...................       10,180                 *
Arthur E. Comolli(2).....................        4,530                 *
Raymond G. Cote(2).......................        6,800                 *
Sidney Thurber Cox(3)....................      173,680              4.27%
Raymond J. Creteau(2)....................       17,380                 *
Robert B. Field, Jr.(1)..................       12,850                 *
Morton E. Goulder(1).....................       72,752              1.79%
Philip deG. Labombarde(1)................        7,140                 *
Floyd A. Lamb............................          400                 *
Daniel R.W. Murdock......................       12,084                 *
Constance T. Prudden(1)(3)...............      100,037              2.46%
Joseph G. Sakey(1).......................        5,565                 *
Paul R. Shea(2)(4).......................        4,130                 *
Davis P. Thurber(1)(2)(3)(4)(6)..........      169,051              4.16%
George R. Walker.........................        5,500                 *
Richard S. West(1)(2)....................       15,024                 *
All directors and executive officers as a
 group(4)(5).............................      639,042             15.71%

- --------
*Less than 1%

  (1) Includes shares owned by a nominee's spouse, minor children, children or family members living at home, shares to which investment advice is given, and shares held or owned as a custodian for the benefit of minors, as to which each beneficial owner disclaims any beneficial interests as follows:

    Director Bass disclaims a beneficial interest in 2,500 shares owned by his spouse; Director Field disclaims a beneficial interest in 2,550 shares owned by family members (2,200) and the Robert B. Field Revocable Trust
  (350); Director Goulder disclaims a beneficial interest in 45,990 shares owned by

                                              Notes continued on following page.

(Notes continued from previous page)

  Goulder Investments, Ltd. (33,240), Claire T. Goulder Revocable Trust (7,206), and his sons (5,544); Director Labombarde disclaims a beneficial interest in 3,440 shares owned by deGaspe Corporation (3,000) and by his daughter (440); Director Prudden disclaims a beneficial interest in 4,068 shares owned by her spouse; Director Sakey disclaims a beneficial interest in 1,168 shares owned by family members; Director Thurber disclaims a beneficial interest in 4,000 shares owned by his spouse; and Director West disclaims a beneficial interest in 9,900 shares owned by family members.

  (2) On February 23, 1994, Directors Comolli, Cote, Creteau, Shea, Thurber and West were elected to serve as directors of the Bank.

  (3) Directors Thurber and Prudden are brother and sister, and first cousins to Director Cox. Each are deemed to be a control person of the Company as such term is defined under Rule 12b-2 of the Securities Exchange Act of 1934. Each reserves the right to vote their shares in person at the Meeting and such proxy will thereafter be voted individually with respect to all other matters along with the shares of the George F. Thurber, Sr. and Muriel D. Thurber testamentary trusts as such persons may have power to vote. See Note 6.

  (4) Includes shares of restricted common stock granted, but not yet vested, to Director Thurber (148), to Director Shea (71), to the other named executive officers, Mr. Landroche (64), Ms. DeSouza (46), and Mr. Tarbox (85) and to other officers (75), pursuant to the 1990 Incentive Stock Plan. See "Summary Compensation Table."

  (5) Includes 4,090 shares, including the restricted shares, beneficially owned by the following named executive officers, Mr. Landroche (1,248), Mr. Tarbox (2,170), and Ms DeSouza (672), representing less than one percent of common stock outstanding and entitled to vote. See "Summary Compensation Table."

  (6) Includes an interest in 41,113 shares held by the Bank as Trustee under testamentary trusts created under the wills of George F. Thurber, Sr. and Muriel D. Thurber. Such shares will be voted at the Meeting by Director Prudden, in accordance with the terms of the underlying instruments.

  (7) Computed on the basis of 4,066,943 shares outstanding and entitled to vote on the Record Date.

SECTION 16(A) COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Insiders"), to file with the SEC initial reports of ownership, and reports of changes in ownership, of common stock and other equity securities of the Company. Insiders are required by SEC regulation to furnish the Company with copies of all such reports they file.

  The Company believes that during 1993, based solely on review of the copies of such reports furnished to the Company and written representation that no other report was required, all Section 16(a) filing requirements applicable to its Insiders were met.

CERTAIN TRANSACTIONS

  During 1993 certain directors and officers of the Company and the Bank, as well as firms and companies with which they are associated, were customers of the Bank and as such have had ordinary banking transactions, including loans and loan commitments, with the Bank. Such loans and loan commitments were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. In the opinion of management, such loans and loan commitments do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank made loans within approved regulatory limits to other officers and employees at interest rates which are similar to interest rates charged on comparable loans to unrelated parties.

  Director Field, Secretary of the Company, is a member of the law firm of Sheehan, Phinney, Bass + Green, Professional Association, which firm serves as general counsel to the Company and the Bank. Director Bass is of counsel to the law firm of Cleveland, Waters & Bass, P.A., which firm is counsel to the Bank's Trust and Investment Services Division and performs other legal services.

EXECUTIVE COMPENSATION

                    Executive Compensation Committee Report

  The Executive Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

  The Executive Compensation Committee was first formed in 1970 as a standing committee of the Board of Directors of Bank of New Hampshire, National Association, and it performs a general oversight function in connection with executive officer compensation and personnel matters for both the Company and the Bank, including the review and recommendation of salaries for senior personnel, and, other compensation matters as may, from time to time, be requested by the Board. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the Board for approval. In calendar year 1993, the Committee met on seven occasions.

  The Committee meets as frequently as required, but not less than once each year, to review and consider the compensation and perquisite recommendations made by management for all senior executive officers. The Committee, with the assistance of outside consultants and the benefit of data obtained from independent professional publications, has developed and refined incentive and performance bonuses, and stock incentive plans or programs for all employees including executive officers.

  On July 25, 1990, and upon the unilateral recommendation of the Chairman of the Board, the Committee endorsed, and the Board adopted, a general salary freeze for all officers (vice presidents and above). On January 22, 1992, upon the recommendation of the Committee, the Board continued to maintain such salary freeze in effect, except in circumstances in which an executive(s) assumed new, or substantially increased, responsibilities. The sole exception has been an annual allocation of $25,000 to the Merit Performance Plan (the "Merit Plan") which serves as a source of funds to be awarded to employees who have made significant contributions to the performance of the Company and the Bank, or who have made significant efforts in the performance of his or her duties. All employees are eligible to participate, except for the Chairman. All awards are made at the sole discretion of the Chairman, subject to funding of the Merit Plan by the Board. The 1990 salary freeze has also been made applicable to the meeting fees paid to directors.

  Since 1981, the compensation philosophy generally followed by the Committee has been to develop a program which will attract, motivate, and retain executives demonstrating outstanding potential and/or ability. The manifestation of this philosophy is a compensation program that sets compensation base bands (ranges) for the various executive positions which are believed to be competitive in the labor market within which the Company competes for qualified personnel. Upon this compensation base band, has been superimposed a two part incentive program, the 1988 Incentive Bonus Plan (the "Bonus Plan"). The first component of the Bonus Plan is an individual performance bonus triggered whenever an individual employee exceeds goals agreed to with supervising management; and second, a bonus program based upon the Company's overall performance set against goals approved by the Board at the beginning of each calendar year. All officers, with a vice president or higher title are eligible to participate in the Bonus Plan. The Committee's goal is to ensure that an appropriate linkage is maintained between executive compensation, efficient operations, and the maintenance or enhancement of shareholder value.

  In addition to the Bonus Plan, the Committee recommended, following consultation with independent advisors, and the Board adopted, the 1988 and 1990 Incentive Stock Plans (the "Stock Plan(s)") which were intended as an incentive to retain employees during a tight labor market and to foster a sense of ownership and direct participation of employees in the Company's performance and market perception.

  Further, on June 6, 1988, the Committee recommended and the Board agreed, that it was in the best interest of the Company and its shareholders to diminish the inevitable distractions of its senior executives often associated with the personal uncertainties and risks created by pending or threatened change of control of the Company, and to reinforce and encourage the continued attention and dedication of such officers in the face of potentially disturbing and disrupting uncertainties arising from the possibility of a change of control. Change of control contracts were executed by and between the Company and Davis P. Thurber, Chairman and President; Paul R. Shea, Executive Vice President; and Gregory D. Landroche, Senior Vice President, Treasurer, and Chief Financial Officer. See "Change of Control Agreements with Executives."

  During 1993, the Committee continued in effect the 1992 executive compensation program outlined below:

1. Executive Officers other than Chief Executive Officer. The executive compensation program consisted of (i) base salary; (ii) the possibility of a Merit Plan award; (iii) participation in the 1990 Stock Plan; and, (iv) contribution by the Company to a Tax Deferred Savings & Investment Plan, a, so-called, IRC 401(k) plan, (the "Savings & Investment Plan"); and (v) as to Mr. Shea, a Deferred Compensation Agreement. The Bonus Plan was not funded for 1993; and, except for individuals who were assigned new, or increased responsibility, the salary freeze, first implemented on July 25, 1990 remained in effect.

2. Chief Executive Officer. The Chief Executive Officer compensation package consisted of (i) base salary; (ii) a Deferred Compensation Agreement (iii) the 1990 Stock Plan; and, (iv) contributions by the Company to the Savings & Investment Plan. The Bonus Plan was not funded for 1993. The Chief Executive Officer's base salary remained frozen at the July 25, 1990 level. In recommending the compensation package for the Chief Executive Officer, the Committee followed the same general philosophy as stated above for all executive officers.

  However, beginning in December 1992, and continuing during the first six months of 1993, the Committee conducted a fact finding exercise and concluded that a review of the salary freeze was appropriate. The Committee's actions were taken after substantive consideration of the following factors:

1. The Company had reported profits for seven consecutive quarters.

2. The overall improvement noted in the Bank's most recently completed Regulatory Report of Examination.

3. The market value of the Company's common stock had increased from a low in 1991 of $3.50 per share to a high of $19.75 per share in the second quarter of 1993, an increase of approximately $55 million in aggregate shareholder value.

4. The Company was the only independent New Hampshire bank holding company with assets of approximately $1 billion or more to have survived the regional economic recession without some form of outside assistance.

  Upon completion of the review, the Committee determined that it was in the best interest of the shareholders of the Company to recognize the significant efforts put forth and the results obtained by the senior executives during the preceeding three years. Further, the Committee sought to ensure that the compensation package provided by the Company remained competitive in the New England banking market. Accordingly, the Committee recommended, and the Board approved, on August 25, 1993, salary adjustments and discretionary bonus payments for the Chief Executive Officer and each of the named executive officers in the Summary Compensation Table presented on page 12 of this Proxy Statement.

  During the remainder of 1993, the Committee continued its comprehensive review and assessed the advisability of reinstituting the Bonus Plan for 1994. The Committee concluded that the Bonus Plan, as revised, would provide a meaningful incentive for management to further improve overall Company performance and, as a result, enhance shareholder value. Accordingly, in January, 1994, the Committee recommended, and the Board approved reinstitution of the Bonus Plan for 1994.

  The Committee maintains its independence, but relies, in part on the advice and counsel of independent advisors in connection with its compensation analysis and recommendations. It enjoys the prerogative to (i) engage independent legal, and/or compensation counsel of its choosing from time to time, and at any time, and (ii) to engage such staff or administrative assistance as may be deemed necessary to maintain and preserve an accurate record of the proceedings and business of the Committee.

  The Committee will continue to regularly monitor the Company's performance and progress and refine the related executive compensation packages as required. The Committee believes that a competitive base salary augmented with a well defined and responsive employee incentive program contributes significantly to the enhancement of shareholder value.

                                          Submitted by:
                                          Executive Compensation Committee
                                           Richard S. West, Chairman
                                           Raymond J. Creteau
                                           Joseph G. Sakey

February 23, 1994

EXECUTIVE COMPENSATION SUMMARY TABLE

  The following Summary Compensation Table is included to provide the shareholders with a concise, comprehensive review of compensation awarded, earned or accrued, in the reporting period. The Table includes individual compensation information for the (i) Chief Executive Officer, and (ii) the four other most highly compensated executive officers, for services rendered in all capacities for each year in the reporting period ending December 31, 1993. Except for grants to all participants made pursuant to the 1990 Stock Plan, no stock options or other rights to acquire shares of the Company have either been awarded or are outstanding as to any executive officer.

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM COMPENSATION
                                                        -------------------------------------
                              ANNUAL COMPENSATION             AWARDS             PAYOUTS
                        ------------------------------- ------------------- -----------------
          (a)           (b)     (c)      (d)      (e)      (f)       (g)      (h)      (i)
                                                 OTHER
                                                ANNUAL  RESTRICTED                  ALL OTHER
                                                COMPEN-   STOCK              LTIP    COMPEN-
  NAME AND PRINCIPAL            (1)      (1)    SATION   AWARDS/   OPTIONS/ PAYOUTS  SATION
       POSITION         YEAR SALARY($) BONUS($)   ($)     ($)(2)   SARS(#)    ($)    ($)(3)
  ------------------    ---- --------- -------- ------- ---------- -------- ------- ---------
Davis P. Thurber....... 1993  248,800   30,000    --      2,220      --       --     17,937
 Chairman of the Board
  and                   1992  237,600      --     --      3,227      --       --     20,995
 President              1991  237,600      --     --      1,986      --       --     21,119
Paul R. Shea........... 1993  177,500   25,000    --      1,065      --       --     11,949
 Executive Vice
  President of          1992  155,000      --     --      1,511      --       --     10,523
 Company and President
 and                    1991  132,500      --     --        930      --       --      7,461
 CEO of Bank
Gregory D. Landroche... 1993  125,000   15,000    --        960      --       --      4,030
 Senior Vice President,
  Chief                 1992  110,000      --     --      1,336      --       --      3,748
 Financial Officer and
  Treasurer             1991  110,000      --     --        822      --       --      3,768
Allen G. Tarbox, Jr. .. 1993   97,500    5,000    --      1,275      --       --      5,503
 Senior Vice President,
  Data                  1992   95,000      --     --        --       --       --      5,365
 Services               1991   95,000      --     --        --       --       --      3,588
Alice L. DeSouza....... 1993   95,000    7,500    --        690      --       --      3,235
 Senior Vice President, 1992   83,000      --     --      1,151      --       --      2,928
 Administration and
  Planning              1991   76,000      --     --        708      --       --      2,718

Notes to Summary Compensation Table

  (1) On July 25, 1990, the Board voted to freeze salaries for executives holding the office of vice president and above until further notice. On January 23, 1991, such action was affirmed by the directors for calendar year 1991; and, on January 22, 1992, the freeze on executive level compensation was continued in effect for calendar year 1992, except for special circumstances in which an executive assumes significantly new, or substantially increased, responsibilities. On October 1, 1991, Mr. Shea, Executive Vice President of the Company, was elected to the additional posts of Bank President and Chief Executive Officer, and was awarded compensation at the frozen level, i.e., $155,000 per annum, previously awarded to his predecessor in office.

                                              Notes continued on following page.

(Notes continued from previous page)
Adjustments to Ms. DeSouza's salary in 1992 and 1991 recognized significantly new and substantially increased responsibilities in both such years. The 1990 salary freeze on the compensation of Messrs. Thurber, Landroche and Tarbox remained in place in 1992 and 1991. The rationale for the increases in salary and the bonuses paid in 1993 to the above named executive officers is provided in the Executive Compensation Committee Report on pages 9 through 11 of this Proxy Statement.

  (2) The Company maintains the 1990 Stock Plan whereby all full-time employees receive shares of common stock which have an aggregate fair market value or book value equal to a specified percentage of the employee's base salary determined as of specified dates over specified periods.

  Shares issued pursuant to the 1990 Stock Plan receive dividends and have voting rights; however, certain restrictions apply which expire ratably over one-year intervals after the grant date, through June 30, 1994.

  As of December 31, 1993, Messrs. Thurber, Shea, Landroche and Tarbox and Ms. DeSouza held restricted stock awards under the 1990 Stock Plan of 148, 71, 64, 85 and 46 shares, respectively, with the restrictions expiring on June 30, 1994. The aggregate fair market value of the restricted stock as of December 31, 1993 was $2,553, $1,225, $1,104, $1,466 and $794 for Messrs. Thurber, Shea,
Landroche and Tarbox and Ms. DeSouza, respectively.

  (3) The Company maintains and contributes to the Savings & Investment Plan and group term life insurance ("Life Insurance") for all of its regular full-time employees. The Company's matching contribution made pursuant to the Savings & Investment Plan and premiums paid for Life Insurance on behalf of the named executive officers follows:

                                                       SAVINGS &
                                                       INVESTMENT
                                                          PLAN    LIFE INSURANCE
                                                       ---------- --------------
Davis P. Thurber................................. 1993   $4,707      $13,230
                                                  1992    4,489       16,506
                                                  1991    4,490       16,629
Paul R. Shea..................................... 1993    2,998        8,951
                                                  1992    2,798        7,725
                                                  1991    2,646        4,815
Gregory D. Landroche............................. 1993    2,273        1,757
                                                  1992    2,199        1,549
                                                  1991    2,198        1,570
Allen G. Tarbox, Jr.............................. 1993    1,948        3,555
                                                  1992    1,900        3,465
                                                  1991      --         3,588
Alice L. DeSouza................................. 1993    1,896        1,339
                                                  1992    1,658        1,270
                                                  1991    1,520        1,198

STOCK PERFORMANCE GRAPH

  The following line graph compares, for the last five years, the performance of the Company's common stock to the NASDAQ Market Value Index and a Peer Group Index, assuming $100 invested in the Company's common stock and in each index and assuming reinvestment of dividends. The Peer Group Index is comprised of ten New England bank holding companies with total assets ranging from $750 million to $1.5 billion. The graph indicates a Peer Group return on investment of approximately 58% for 1993 versus 38% for the Company. During 1993, four of the bank holding companies in the Peer Group entered into agreements to be acquired and/or merge with larger New England bank holding companies. The effect of these four agreements was to significantly increase the Peer Group return for 1993. If these four bank holding companies were excluded from the Peer Group, the 1993 Peer Group return would be 30% versus a return of 38% for the Company.




                         [GRAPH APPEARS HERE]
              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG BANK OF NEW HAMPSHIRE CP, PEER GROUP AND BROAD MARKET.


                                Bank of
Measurement period              New          Peer        Broad
(Fiscal year Covered)           Hampshire    Group       Market
- ---------------------           --------     --------    --------
Measurement PT -
__/__/88                        $ 100.00     $ 100.00    $ 100.00

FYE __/__/89                    $  75.93     $  82.37    $ 112.89
FYE __/__/90                    $  27.88     $  37.07    $  91.57
FYE __/__/91                    $  27.88     $  54.58    $ 117.56
FYE __/__/92                    $  69.71     $ 100.35    $ 118.71
FYE __/__/93                    $  96.67     $ 163.38    $ 142.40


PENSION PLAN

  Effective April 1, 1989, The Retirement Plan for Employees of the Bank of New Hampshire, National Association was renamed The Retirement Plan for the Employees of Bank of New Hampshire Corporation and Affiliates (the "Plan") pursuant to a recommendation made by the Retirement Committee and vote by the Board on August 23, 1989, to consolidate the Retirement Plans of Bank of New Hampshire, National Association, The Suncook Bank ("Suncook") and Strafford National Bank ("Strafford") into one Plan sponsored by the Company.

                               PENSION PLAN TABLE

AVERAGE ANNUAL                        ESTIMATED ANNUAL RETIREMENT
COMPENSATION                        BENEFIT WITH INDICATED YEARS OF
AT RETIREMENT                        CREDITED SERVICE AT RETIREMENT
- --------------                -----------------------------------------------
                              15 YEARS 20 YEARS 25 YEARS 30 YEARS    35 YEARS
                              -------- -------- -------- --------    --------
$100,000..................... $25,467  $33,956  $ 42,444 $ 50,933    $ 59,422
 125,000.....................  32,217   42,956    53,694   64,433      75,172
 150,000.....................  38,967   51,956    64,944   77,933      90,922
 175,000.....................  45,717   60,956    76,194   91,433     106,672
 200,000.....................  52,467   69,956    87,444  104,933     122,422(2)
 225,000.....................  59,217   78,956    98,694  118,433(2)  138,172(2)
 235,840(1)..................  62,143   82,858   103,572  124,287(2)  145,001(2)

- --------
  (1) The maximum tax deductible contribution amount for the Plan year ending December 31, 1993, was $676,193.

  (2) Capped at maximum benefit limitation of $115,641.

  The Table above shows the estimated annual straight life retirement benefits payable at retirement in 1993 for employees, by wage and years of service classification. Projected benefit amounts are currently subject to a maximum benefit limitation under the Internal Revenue Code (the "Code") and for 1993 this amount was $115,641. In addition, effective for 1993, the annual compensation applied for benefit purposes is restricted to $235,840 and such amount has been indexed each year commencing in 1990. The amounts shown are the benefits expected to be paid and are in addition to any Social Security benefits earned.

  Each employee is entitled to participate in the Plan, effective retroactively to January 1, 1989 for former Bank of New Hampshire, National Association participants, and April 1, 1989 for Strafford and Suncook employees. Such Plan is a defined benefit plan for which substantially all employees are eligible after one year of service of 1,000 hours or more and attainment of age twenty-one. The Plan provides for one hundred percent vesting after five years of employment. Benefits are based upon (i) compensation which is defined as amounts subject to the Code Form W-2 withholding plus deferrals less extraordinary payments (e.g., payments made pursuant to change of control agreements with executives), and (ii) the years of service. Retirement prior to age sixty-five, normal retirement date, results in a proportionate reduction of benefits whereas retirement after age sixty-five does not result in an increase of pension benefits.

  The normal retirement benefit of a participant is determined by multiplying the base percentage of 1.35%, times the average of a participants three highest years of compensation (final average compensation) plus .45%, the supplemental percentage, times the final average compensation in excess of the covered compensation times years of benefit service up to a maximum of thirty-five years.

  The benefit to be paid to a participant at retirement, termination, or death, shall not be less than the frozen accrued benefit determined on a straight line basis under prior plan provisions as of December 31, 1988 for the Bank of New Hampshire, National Association participants and as of March 31, 1989 for participants of plans maintained previously by Suncook and Strafford.

  During the year ending December 31, 1993, none of the executive officers of the Company received any payments from the Plan. Credited years of service through January 1, 1994, for each of the named executive officers of the Company are as follows: Davis P. Thurber-38 years; Paul R. Shea-13 years; Gregory D. Landroche-10 years; Allen G. Tarbox, Jr.-3 years; and Alice L. DeSouza-12 years.

CHANGE OF CONTROL AGREEMENTS WITH EXECUTIVES

  The Company, in 1988, entered into agreements (the "Agreements") with three key executives, Davis P. Thurber, Paul R. Shea and Gregory D. Landroche, (the "Executives"). The Agreements are intended to reinforce and encourage the continued attention and dedication of the Executives in the face of potentially disturbing and disrupting uncertainties arising from the possibility of a change in control. A change of control is defined to include (i) shareholder approval of a liquidation, dissolution, asset sale, or reorganization, etc.;
(ii) acquisition by an outsider of twenty percent or more of the outstanding voting Common Stock of the Company; (iii) incumbent Board members cease to be a majority of the Board; and (iv) the Board determines that an outside group not presently identified by it exercises direct or indirect influence on, or control of, management.

  The Agreements are currently in effect and are subject to automatic annual extensions of one year each unless notice of intent not to extend has been given by the Company to the Executives or the actual retirement or employment termination of the executive(s), not arising out of a change of control, has occurred. In the event of a change of control, the Agreements provide that there will be no adverse change in the executive's salary, bonus opportunity, benefits, duties, indemnification and location of employment for a period of three years after the change of control. If, during such period, the executive's employment is terminated by his employer other than for cause or disability, or by the executive for good reason (as defined in the Agreements), the executive shall receive his accrued salary and vacation pay, pro rata bonus, deferred compensation and a lump sum cash payment equal to the sum of his highest base salary and recent bonus multiplied by a factor of three for Mr. Thurber and two for Mr. Shea and Mr. Landroche. At the election of the Executives, continuation of medical benefits and group term life insurance coverage for not less than three years for Mr. Thurber and two years for Mr. Shea and Mr. Landroche is also available. The Executives would be entitled to all other amounts earned and an actuarial adjustment of eligible retirement benefits.

                     RE-ENGAGEMENT OF INDEPENDENT AUDITORS

  The Board, upon recommendation of the Examining (Audit) Committee, re-engaged the firm of Ernst & Young to serve as the independent auditors for the Company for the year ending December 31, 1994. It is expected that representatives of Ernst & Young will be at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire. The Board recommends a vote FOR ratification of the re-engagement of Ernst & Young.

                                 OTHER MATTERS

  The Board is unaware of any other matters which may be presented for action at the Meeting. Should any other matters come before the Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgement.

                   PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

  Shareholder proposals, intended to be included in the Proxy Statement for the 1995 annual meeting, must be received by the Company no later than November 23, 1994.

  The Company's bylaws provide that nominations for election to the Board may be made by any shareholder of record entitled to vote at the annual meeting subject to certain requirements. A shareholder who wishes to recommend an individual for Board membership should direct the recommendation, in writing, to any member of the Nominating Committee and notice of intent to make a director nomination, must be received by the President of the Company not less than ninety days in advance of the Company's annual meeting. As to the 1995 Annual Meeting of Shareholders, such notice shall be presumed to be timely if it is received by the President, on, or before, January 25, 1995, and it is prepared in accordance with the provisions of Section 2.2 of the bylaws. A copy of this bylaw provision may be obtained by written request directed to the President of the Company.

                                          Davis P. Thurber
                                          Chairman of the Board

Dated: March 24, 1994